Exhibit 10.2
NETEZZA CORPORATION
Second Amended and Restated Executive Retention Agreement
     THIS SECOND AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT by and between Netezza Corporation, a Delaware corporation (the “Company”), and Jitendra Saxena (the “Executive”) is made as of March 12, 2009 (the “Effective Date”).
     WHEREAS, the Company and the Executive originally entered into this Executive Retention Agreement on March 21, 2007, and amended and restated it on December 24, 2008;
     WHEREAS, the Executive resigned as an executive officer of the Company as of January 31, 2009 but remains an employee of the Company; and
     WHEREAS, in light of the Executive’s revised role with the Company, the Company and the Executive now desire to amend and restate this Agreement further to limit the benefits provided hereunder.
     NOW, THEREFORE, for good and valuable consideration, the Company and the Executive hereby agree as follows.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) and that also constitutes a “change of control” within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
          1.2 “Change in Control Date” means the first date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this

Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.3 “Cause” means a good faith finding by the Company that:
               (a) the Executive has breached any of his or her material legal or contractual obligations to the Company (other than as a result of incapacity) which breach (i) has not been cured by the Executive within 10 business days following written notice by the Company to the Executive notifying him or her of such breach and (ii) would have a material adverse effect on the Company; or
               (b) the Executive has engaged in gross or persistent misconduct with respect to the Company; or
               (c) the Executive has been convicted of or pleaded guilty or nolo contendere to (i) any misdemeanor relating to the affairs of the Company which is injurious to the Company or (ii) any felony.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following:
               (a) a material reduction of the Executive’s annual base salary, provided that the reduction is at least 15%;
               (b) a significant diminution in the Executive’s authority and duties, such that the Executive’s employment duties and responsibilities are no longer of an executive nature; or
               (c) the relocation of the Executive’s principal place of employment to a location that is more than 30 miles further away from the Executive’s residence than is the Executive’s current principal place of employment.
     Any termination by the Executive for Good Reason shall be communicated by means of a written notice delivered by the Executive to the Company within 90 days of the initial existence of the occurrence or condition on which the Executive bases his claim for Good Reason. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is fully remedied within such time period, the Company shall not owe the amounts otherwise required to be paid under this Agreement. If the condition is not corrected, the Executive must leave employment within one year after the Company fails to cure the condition giving rise to the Executive’s claim for Good Reason.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall continue in effect until the fulfillment by the Company of all of its obligations under Sections 4 and 5.2.
     3. Employment Status; Notice of Termination of Employment.

          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.
          3.2 Notice of Termination of Employment.
               (a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate whether the termination is for Cause or Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause or Good Reason and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 10 days or more than 90 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.
     4. Benefits to Executive.
          4.1 No Severance Benefits. If the Executive voluntarily terminates his or her employment with the Company, or the Executive’s employment with the Company is terminated by the Company, then the Company shall pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the sum of (i) the Executive’s base salary through the Date of Termination, (ii) any accrued bonus which the Executive is entitled to receive as of the Date of Termination, (iii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid.
          4.2 Stock Acceleration. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason following a Change in Control, then all stock options, restricted stock or other equity awards subject to vesting that are held by the Executive as of such employment termination shall become vested in full effective immediately prior to such employment termination.
          4.3 Taxes.

               (a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
               (c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the

Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.3(b) Override is applicable. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3(d), then the Payments shall be reduced or eliminated, as determined by the Company, in the following order: (A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he or she disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by Silicon Valley Bank, compounded monthly from the date that such payments originally were due.
               (e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
     5. Disputes.

          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity, enforceability or applicability of any provision of this Agreement, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
     6. Successors.
          6.1 Successor to Company. This Agreement shall be binding upon the Company and its successors and assigns (including the resulting or acquiring company in a Business Combination). In the event of a Business Combination (and provided that, in the case of a Business Combination structured as the sale or other disposition of all or substantially all of the assets of the Company, the Executive accepts employment with the Acquiring Corporation effective on or about the Change in Control Date), all references in this Agreement to the Company shall instead be deemed to refer to the Acquiring Corporation.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s duly authorized personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate, as appropriate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 26 Forest Street, Marlborough, Massachusetts 01752, and to the Executive at the address set forth below his or her name on the signature page hereto (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          8.4 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.6 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. This agreement supplements and modifies the vesting provisions in any current or future stock option, restricted stock or equity award agreement between the Executive and the Company; provided that if any such agreement has acceleration-of-vesting provisions that are more favorable to the Executive than the terms of this agreement, such more favorable provisions shall apply.
          8.8 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.9 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement;

and (d) understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

NETEZZA CORPORATION

By:	/s/ James Baum

Name: James Baum
Title: President

JITENDRA SAXENA
/s/ Jitendra Saxena

Address: 47 Flanagan Drive
Framingham, MA 01701